UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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TRUMP HOTELS & CASINO RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRUMP HOTELS & CASINO RESORTS, INC.

1000 Boardwalk at Virginia Avenue

Atlantic City, New Jersey 08401

Dear Fellow Stockholders:

We cordially invite you to attend our 2003 Annual Meeting of Stockholders, which will be held on Thursday, June 12, 2003, at 2:00 p.m. in the Xanadu Theater at the Trump Taj Mahal Casino Resort, located at 1000 Boardwalk, Atlantic City, New Jersey.

The enclosed proxy statement contains details concerning the business to come before the meeting. Please review this information carefully. Please note that our Board of Directors recommends a vote “FOR” each proposal listed in the Proxy Statement. Whether or not you expect to attend, please promptly complete, sign, date and return the enclosed proxy card so that your shares will be represented at the meeting.

We look forward to seeing you at the meeting and thank you for your continued support of the Company.

Sincerely,

Donald J. Trump Chairman of the Board of Directors, President and Chief Executive Officer

New York, New York

April 30, 2003

TRUMP HOTELS & CASINO RESORTS, INC.

NOTICE OF MEETING

The 2003 Annual Meeting of Stockholders of Trump Hotels & Casino Resorts, Inc., or the Company, will be held on Thursday, June 12, 2003, commencing at 2:00 p.m. in the Xanadu Theater at the Trump Taj Mahal Casino Resort, located at 1000 Boardwalk, Atlantic City, New Jersey for the following purposes:

1.	To elect five directors for a one-year term or until each director’s successor is elected and qualified;

2.	To authorize the issuance of up to 7,894,737 shares of the Company’s Common Stock, par value $.01 per share, to Donald J. Trump in exchange for 1,500 shares of the Company’s Series A Preferred Stock, par value $1.00 per share, pursuant to the rules of the New York Stock Exchange;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public auditors for the 2003 fiscal year; and

4.	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders of record owning Company shares at the close of business on April 17, 2003, are entitled to vote at the meeting. A complete list of these stockholders will be available for ten days prior to the meeting at the Company’s executive offices located at Trump Taj Mahal Casino Resort, 1000 Boardwalk, Atlantic City, New Jersey 08401. The transfer books of the Company will remain open following the Record Date.

Your Board of Directors recommends that you vote “FOR” the proposals.

Sincerely,

Robert M. Pickus Executive Vice President, Secretary and General Counsel

Atlantic City, New Jersey

April 30, 2003

PROXY STATEMENT

Introduction

Our Board of Directors is soliciting proxies for the 2003 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In this Proxy Statement:

•	“We,” “Us,” “Our” and the “Company” means Trump Hotels & Casino Resorts, Inc. and its subsidiaries; and

•	“Annual Meeting” means the 2003 Annual Meeting of Stockholders to be held on Thursday, June 12, 2003, 2:00 p.m. in the Xanadu Theater at the Trump Taj Mahal Casino Resort, 1000 Boardwalk, Atlantic City, New Jersey.

Our principal executive offices are located in the Trump Taj Mahal Casino Resort at 1000 Boardwalk, Atlantic City, New Jersey 08401. The main telephone number of the Company’s executive offices is (609) 449-6515. A copy of the Company’s 2002 Annual Report, this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders on or about April 30, 2003.

QUESTIONS AND ANSWERS

Question #1.	“What will stockholders vote on at the Annual Meeting?”

Answer #1.	At the Annual Meeting, stockholders will be asked to vote on the following proposals:

1.	To elect five directors to the Company’s Board of Directors for a one-year term or until his respective successor is elected and qualified;

2.	To authorize the issuance of up to 7,894,737 shares of the Company’s Common Stock, par value $.01 per share, to Donald J. Trump in exchange for 1,500 shares of the Company’s Series A Preferred Stock, par value $1.00 per share, pursuant to the rules of the New York Stock Exchange; and

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public auditors for the 2003 fiscal year.

Stockholders will also transact any other business that properly comes before the Annual Meeting.

Question #2.	“Who may vote at the Annual Meeting?”

Answer #2.	The record date for the meeting is April 17, 2003. Our stockholders of record at the close of business on that date are entitled to vote at and attend the Annual Meeting. As of the close of business on the record date, there were issued and outstanding (i) 22,010,027 shares of our Common Stock and (ii) 1,000 shares of our Class B Common Stock entitled to notice of, and to vote at, the Annual Meeting.

Each share of our Common Stock entitles the holder thereof to one vote on each proposal to be acted upon at the Annual Meeting. The 1,000 shares of Class B Common Stock, all of which are beneficially owned by Donald J. Trump, are entitled to an aggregate of 13,918,723 votes on each proposal to be acted upon at the Annual Meeting. Our Common Stock and Class B Common Stock will vote as a single class on the proposals contained in this Proxy Statement.

Question #3.	“What if my shares are held in ‘street name’ by a broker?”

Answer #3.	If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in “street name” may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposals regarding the election of directors and ratification of our independent auditors are considered routine and therefore, may be voted upon by your broker if you do not give instructions for the shares held by your broker. The proposal regarding the issuance of up to 7,894,737 shares of the Company’s Common Stock to Donald J. Trump in exchange for 1,500 shares of Series A Preferred Stock of the Company is not considered routine and therefore, may not be voted upon by our broker if you do not give instructions for the shares held by your broker.

Question #4.	“How many shares must be present to hold the Annual Meeting?”

Answer #4.	The presence in person or by proxy of the holders of a majority of the combined outstanding voting power of the Common Stock and the Class B Common Stock is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting.

Question #5.	“What if a quorum is not present at the Annual Meeting?”

Answer #5.	If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. We also may adjourn the Annual Meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Question #6.	“How do I vote?”

Answer #6.	All stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are kindly requested to complete, sign and date and promptly return the enclosed proxy card. A return envelope which requires no postage if mailed within the United States has been enclosed for your convenience.

Please note that if your shares are held in “street name” by a broker or other nominee and wish to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

Question #7.	“Can I change my vote after I submit my proxy?”

Answer #7.	Yes. Stockholders who execute proxy cards retain the right to revoke them at any time prior to the voting thereof at the Annual Meeting by one of the following methods: (i) by filing written notice of such revocation, (ii) by submitting a duly executed proxy card bearing a later date or (iii) by voting in person at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the polls are closed. Any written notice revoking a proxy should be sent to Robert M. Pickus, Corporate Secretary, Trump Taj Mahal Casino Resort, 1000 Boardwalk, Atlantic City, New Jersey 08401 and must be received before the polls are closed.

Question #8.	“Who will count the votes?”

Answer #8.	The votes will be tabulated and certified by our transfer agent, Continental Stock Transfer & Trust Company. A representative of Continental Stock Transfer & Trust Company will serve as the inspector of elections.

Question #9.	“How does the Board of Directors recommend I vote on the proposals?”

Answer #9.	The Board of Directors recommends that you vote “FOR” each of the proposals at the Annual Meeting.

Question #10.	“What if I do not specify how my shares are to be voted?”

Answer #10.	If you send in a signed proxy card but do not give any voting instructions, your shares will be voted “FOR” all proposals listed on the proxy card.

Question #11.	“Will any other business be conducted at the Annual Meeting?”

Answer #11.	Our Board of Directors does not know of any other business that will be presented at the Annual Meeting. If any other proposal properly comes up for a vote at the meeting, however, the proxy holders will vote your shares in the accordance with their best judgment.

Question #12.	“What are my voting options on each proposal?”

Answer #12.	You have three choices on each of the matters to be voted on at the Annual Meeting. On the election of directors, by checking the appropriate box on your proxy card, you may: (i) vote for all of the director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except for those nominees you identify on the appropriate line. On the other proposals, by checking the appropriate box on your proxy card, you may: (i) vote “FOR” each proposal; (ii) vote “AGAINST” each proposal; or (iii) “ABSTAIN” from voting on each proposal.

Question #13.	“How many votes are required to approve the proposals?”

Answer #13.	The affirmative vote of a plurality of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of a majority of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the other proposals before the Annual Meeting.

Question #14.	“How will abstentions be treated?”

Answer #14.	If you abstain from voting on one or more proposals, we will still include your shares for purposes of determining whether a quorum is present. Pursuant to our bylaws, the affirmative vote of the majority of shares present at the Annual Meeting is required for approval of the proposals, so abstentions will have the effect of a negative vote.

Question #15.	“How will ‘Broker Non-Votes’ be treated?”

Answer #15.	“Broker Non-Votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to non-discretionary matters) will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting but will have no effect on the outcome of the votes on the proposals to be acted upon at the Annual Meeting.

Question #16.	“What happens if a director nominee is unable to stand for election?”

Answer #16.	If a director nominee is unable to stand for election, our Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

Our bylaws provide for a Board of Directors of not less than one nor more than fifteen directors and authorizes the Board of Directors to chose the number of directors within that range by a majority vote. The number of directors currently set by the Board is five.

Five nominees are to be elected to the Company’s Board of Directors at the Annual Meeting. Each Director is expected to hold office until the next annual meeting of stockholders or until his successor has been duly elected and qualified. If a proxy card is executed in such a manner as not to withhold authority for the election of any or all of the nominees to the Company’s Board of Directors, the persons named on the proxy card will vote the shares represented by the proxy card “FOR” the election of the following five director nominees. If the proxy card indicates that the stockholder wishes to withhold a vote from one or more specific nominee(s) as Director(s), such instructions will be followed by the persons named on the proxy card.

All of the nominees listed below are currently members of the Company’s Board of Directors. This year, the Company’s Board of Directors will continue to consist of five members.

Should any one or more of the nominees become unable to serve for any reason or will not serve, neither of which is anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named on the proxy card will vote “FOR” the election of such substitute nominee or nominees.

The following table sets forth the name and age of each nominee and the year during which such individual commenced serving as a member of the Company’s Board of Directors:

Name	Age	Director Since
Donald J. Trump	56	1995
Wallace B. Askins	72	1995
Don M. Thomas	72	1995
Peter M. Ryan	65	1995
Robert J. McGuire	66	2001

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED DIRECTOR NOMINEES.

Below is a brief summary of the business background of each nominee named above:

Donald J. Trump has been serving as the President and Chief Executive Officer of each of Trump Hotels & Casino Resorts, Inc. (“THCR”), Trump Hotels & Casino Resorts Funding, Inc. (“THCR Funding”) and Trump Hotels & Casino Resorts Holdings, L.P. (“THCR Holdings”) since June 2000. Also since June 2000, Trump has been serving as the (i) President of each of Trump Atlantic City Holding, Inc. (“Trump AC Holding”), Trump Atlantic City Associates (“Trump AC”), Trump Atlantic City Funding, Inc. (“Trump AC Funding”), Trump Atlantic City Funding II, Inc. (“Trump AC Funding II”), Trump Atlantic City Funding III, Inc. (“Trump AC Funding III”), Trump Atlantic City Corporation (“TACC”) and THCR Enterprises, LLC; (ii) President and Chief Executive Officer of each of Trump’s Castle Funding, Inc. (“Castle Funding”) and Trump Marina, Inc. (f/k/a Trump’s Castle Hotel & Casino, Inc.); (iii) President and Treasurer of THCR/LP Corporation; and (iv) Chief Executive Officer of Trump Taj Mahal Associates. Since June 1998, Trump has been serving as the President, Treasurer and sole director of Trump Casinos, Inc. Upon the consummation of the TCH Note Offering on March 25, 2003, Mr. Trump began serving as the President, Chief Executive Officer and Chairman of the Board of Trump Casino Holdings, LLC (“TCH”) and Trump Casino Funding, Inc. (“TCF”). Until April 1998, Trump served as the President and Treasurer of Castle Funding. Since November 1997, Trump has been serving as the

Chairman of each of Trump AC Funding II and Trump AC Funding III, and as the Chairman of THCR Enterprises, Inc. since January 1997. Since January 1996, he has been serving as the Chairman of Trump AC Funding. Since March 1995, Trump has been the Chairman of each of THCR, THCR Funding and THCR Holdings. Since February 1993, Trump has been the Chairman of Trump AC Holding. Since December 1992, Trump has been serving as the sole director of Trump Indiana, Inc. From May 1992 to March 2003, Trump served as the Chairman of the Board of Partner Representatives of Trump Marina Associates, L.P. (f/k/a Trump’s Castle Associates, L.P.). Since November 1991, Trump has been serving as the President, Treasurer and sole director of Trump Casinos II, Inc. Since October 1991, he has been the Chairman of each of THCR Holding Corp. and THCR/LP Corporation. Since March 1991, Trump has been the President and Treasurer of THCR Holding Corp. and the sole director of TACC. Since May 1986, he has been serving as the President and sole director of Realty Corp. Since March 1986, he has been the Chairman, President and Treasurer of Trump Plaza Funding, Inc. Since March 1985, Trump has been the Chairman of Trump Marina, Inc. From February 1993 through December 1997, Trump served as the President of Trump AC Holding. From March 1991 through December 1997, Trump served as the President and Treasurer of TACC. Trump is also currently the President and Chief Executive Officer of The Trump Organization, Inc. which has been in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties for more than the past five years.

Wallace B. Askins has been serving as a director of each of THCR and THCR Funding since June 1995. Since December 1997, Mr. Askins has been a director of Trump AC Funding II and Trump AC Funding III. Since April 1996, he has been serving as a director of Trump AC Funding. Since April 1994, Mr. Askins has been serving as a director of Trump AC Holding. Upon consummation of the TCH Note Offering on March 25, 2003, Mr. Askins became a member of TCH’s and TCF’s Boards of Directors. From June 1984 to November 1992, Mr. Askins served as Executive Vice President, Chief Financial Officer and as a director of Armco, Inc.

Don M. Thomas has been serving as a director of each of THCR and THCR Funding since June 1995. Since December 1997, Mr. Thomas has been serving as a director of each of Trump AC Funding II and Trump AC Funding III. Since April 1996, he has been a director of Trump AC Funding. Since January 1985, Mr. Thomas has been serving as the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York. From 1985 through 1987, Mr. Thomas served as a Commissioner and the acting Chairman of the CRDA, and a Commissioner of the CCC from 1980 through 1984 during a portion of which time Mr. Thomas also served as the acting Chairman. Mr. Thomas is an attorney licensed to practice law in New York. Upon the consummation of the TCH Note Offering on March 25, 2003, Mr. Thomas became a member TCH’s and TCF’s Boards of Directors.

Peter M. Ryan has been serving as a director of each of THCR and THCR Funding since June 1995. He has also been the President of each of The Marlin Group, LLC and The Brookwood Carrington Fund, LLC, real estate financial advisory groups, since January 1995. Prior to that, Mr. Ryan was the Senior Vice President of The Chase Manhattan Bank for more than five years. Upon the consummation of the TCH Note Offering on March 25, 2003, Mr. Ryan became a member of TCH’s and TCF’s Boards of Directors.

Robert J. McGuire has been a director of THCR and THCR Funding since July 2001. Mr. McGuire has been Counsel to the New York law firm of Morvillo, Abramowitz, Grand, Iason & Silberberg, P.C. since 1998. As an Assistant United States Attorney from 1962 through 1966, Mr. McGuire prosecuted cases in the Southern District of New York. In 1969, he established his own law firm of McGuire and Lawler where he worked until his appointment as New York City Police Commissioner. Mr. McGuire served as New York City Police Commissioner from 1978 to 1983. In 1984, Mr. McGuire was elected Chairman and Chief Executive Officer of Pinkerton’s, Inc. where he remained for four years before joining Kroll Associates. Mr. McGuire resigned as President of Kroll Associates in 1997. Mr. McGuire serves on numerous Boards and is the President of the Police Athletic League. Upon the consummation of the TCH Note Offering on March 25, 2003, Mr. McGuire became a member of TCH’s and TCF’s Boards of Directors.

All of the persons listed above are citizens of the United States and have been qualified or licensed by the New Jersey Casino Control Commission and the Indiana Gaming Commission.

The Board of Directors and Committees of the Board of Directors

Our Board of Directors met eight times during 2002. During the year, none of the Directors attended fewer than 90% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such individuals served.

Our Board has five committees: (i) Audit, (ii) Special, (iii) Stock Incentive Plan, (iv) Compensation and (v) Executive Committee. The Company does not currently have a Nominating Committee. Below is a brief description of the duties and responsibilities of each of the foregoing committees and the names of the Directors comprising each committee:

•	Audit Committee: The current members of the Audit Committee are Messrs. Askins, McGuire, Ryan and Thomas, each of whom is an “independent director” of the Company, as that term is defined in the New York Stock Exchange’s listing standards. The responsibilities of the Audit Committee are outlined in a written charter, a copy of which is annexed to this Proxy Statement as Annex A, and include the following:

➢	recommending to the Board the independent public auditors appointed each year for the Company and its subsidiaries;

➢	meeting with the independent public auditors concerning their audit, their evaluation of the Company’s financial statements, accounting developments that may affect the Company, and their nonaudit services;

➢	meeting with management and internal auditors concerning similar matters;

➢	reviewing the Company’s compliance policies and performance; and

➢	making recommendations to the Company’s independent public auditors and management as it deems appropriate.

The Audit Committee met fourteen times during 2002.

•	Special Committee: The Special Committee was established pursuant to our bylaws and THCR Holdings’ partnership agreement. The Special Committee is empowered to vote on any matters which require approval of a majority of the independent directors of THCR, including affiliated transactions. All proposed transactions involving THCR or THCR Holdings in which Mr. Trump has a personal interest valued over $200,000 or any transaction between THCR and any officer or director having a value of at least $200,000 (other than transactions relating to salary or other compensation paid in the ordinary course of business), shall be reviewed by the Special Committee, which shall make findings and recommendations to the Board with respect to such proposed transactions. At all times, the Special Committee is required to be comprised of at least two non-employee directors, one of whom is required to be Mr. McGuire or his successor who shall be an independent director, and no employee directors. The current members of the Special Committee are Messrs. Askins, Thomas, Ryan and McGuire. The Special Committee met eleven times during 2002.

•	Stock Incentive Plan Committee: The current members of the Stock Incentive Plan Committee are Messrs. Trump, Askins, Ryan and Thomas. The Stock Incentive Plan Committee is responsible for administering the Trump Hotels & Casino Resorts, Inc. 1995 Stock Incentive Plan, or the 1995 Stock Plan, and has the authority to grant awards to individuals pursuant to the 1995 Stock Plan, to determine the number of awards to be so granted, the term of such awards, any vesting requirements and any other administrative determinations required in connection therewith. The Stock Incentive Plan Committee met once during 2002.

•	Compensation Committee: The current members of the Compensation Committee are Messrs. Askins and Thomas. The Compensation Committee provides assistance to the Board of Directors to ensure that the Company’s officers, executives and Directors are compensated in accordance with the Company’s total compensation objectives and executive compensation policies, strategies and pay levels necessary to support organizational objectives. The Compensation Committee met once during 2002.

•	Executive Committee: Mr. Trump is currently the sole member of the Executive Committee. The Executive Committee has and exercises all of the powers of the Board of Directors in the management of the business and affairs of the Company, subject to any restrictions or limitations as the Board of Directors may from time to time specify or as limited by the Delaware General Corporation Law. At various times during 2002, Mr. Trump reviewed several matters on behalf and in the name of the Executive Committee. The Board of Directors has recently determined to disband the Executive Committee.

The Board of Directors intends to create a nominating and corporate governance committee in 2003.

Compensation of Directors

Mr. Trump, the Chairman of the Board of Directors, President and Chief Executive Officer of THCR, received no remuneration for serving on the Board of Directors of THCR for the fiscal year ended December 31, 2002. The Board’s independent directors are paid an annual stipend of $50,000, plus $2,000 per meeting attended and reasonable out-of-pocket expenses incurred in attending such meeting. As a matter of policy, Directors who are also employees or consultants of the Company are not paid any fees.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth the beneficial ownership of our voting securities as of April 17, 2003 (the Record Date) for all current directors, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group. Pursuant to Rule 13d-3 under the Exchange Act, shares of common stock which are issuable upon the exercise of options currently exercisable or exercisable within 60 days are deemed beneficially owned and outstanding for purposes of computing the percentage of outstanding common stock owned by that person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.

	Common Stock				Class B Common Stock
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percent of Class (2)		Number of Shares Beneficially Owned	Percent of Class (3)
Donald J. Trump	17,684,873	(4)	47.00	%(5)	1,000	100.00%
Mark A. Brown	31,000	(6)	*		—	—
Robert M. Pickus	44,000	(7)	*		—	—
Francis X. McCarthy, Jr.	24,761	(8)	*		—	—
Joseph A. Fusco	32,000	(9)	*		—	—
Wallace B. Askins	14,500	(10)	*		—	—
Don M. Thomas	7,000	(11)	*		—	—
Peter M. Ryan	24,500	(12)	*		—	—
Robert J. McGuire	2,000	(13)	*		—	—
Executive Officers and Directors (as a group and without naming them) (10 persons)	17,909,282	(14)	47.37	%(15)	1,000	100.00%

*	Represents less than one percent.
(1)	The address of each beneficial owner is c/o Trump Hotels & Casino Resorts, Inc., 1000 Boardwalk, Atlantic City, New Jersey 08401.
(2)	Based on 22,010,027 shares of our common stock issued and outstanding as of April 17, 2003.
(3)	Based on 1,000 shares of our class B common stock issued and outstanding as of April 17, 2003.
(4)

Includes (i) 500,000 shares issuable upon the exercise of currently exercisable options at a purchase price $4.625 per share, (ii) 500,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $2.625 per share, (iii) 500,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $2.20 per share, (iv) 200,000 shares issuable upon the exercise of currently exercisable options a purchase price of $2.75 and (v) 13,918,723 shares issuable upon the conversion of limited partnership interests in THCR Holdings. Does not include 7,894,737 shares of Common Stock issuable upon the exchange of 1,500 shares of Series A Preferred Stock of the Company. See “Authorize Issuance of Common Stock in Exchange for Series A Preferred Stock – Consequences of the Vote.”

(5)	Mr. Trump’s beneficial ownership would increase to 56.19% upon the issuance of 7,894,737 shares of Common Stock in exchange for 1,500 shares of the Company’s Series A Preferred Stock.
(6)	Includes (i) 8,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $4.625 per share and (ii) 20,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $2.75 per share.
(7)	Includes (i) 30,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $4.625 per share and (ii) 12,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $2.75 per share.
(8)	Includes (i) 10,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $4.625 per share and (ii) 12,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $2.75 per share.
(9)	Includes (i) 20,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $4.625 per share and (ii) 12,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $2.75 per share.
(10)	Includes (i) 2,500 shares issuable upon the exercise of currently exercisable options at a purchase price of $4.625 per share and (ii) 2,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $2.75 per share.
(11)	Includes (i) 2,500 shares of issuable upon the exercise of currently exercisable options at a purchase price of $4.625 per share and (ii) 2,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $2.75 per share.
(12)	Includes (i) 2,500 shares issuable upon the exercise of currently exercisable options at a purchase price of $4.625 per share and (ii) 2,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $2.75 per share.
(13)	Includes 2,000 shares issuable upon the exercise of currently exercisable options at a purchase price of $2.75 per share.
(14)	Includes (i) 1,879,500 shares issuable upon the exercise of options and (ii) 13,918,723 shares issuable upon the conversion of limited partnership interests of THCR Holdings.
(15)	56.46% upon the issuance of 7,894,737 shares of the Company’s Common Stock in exchange for Mr. Trump’s 1,500 shares of the Company’s Series A Preferred Stock.

PROPOSAL 2

AUTHORIZE ISSUANCE OF COMMON STOCK IN EXCHANGE

FOR SERIES A PREFERRED STOCK

Background

On March 25, 2003, two of our subsidiaries, Trump Casino Holdings, LLC, or TCH, and Trump Casino Funding, Inc., or TCF, consummated an offering, or the TCH Note Offering, of $475.0 million aggregate principal amount of two new issues of mortgage notes, consisting of (i) $425.0 million principal amount of first priority mortgage notes due March 15, 2010, bearing interest at a rate of 11.625% per year payable in cash, sold at a price of 94.832% of their face amount (the “First Priority Mortgage Notes”), and (ii) $50.0 million principal amount of second priority mortgage notes due September 15, 2010, bearing interest at a rate of 11.625% per year payable in cash, plus 6.0% through the issuance of payable-in-kind notes (the “Second Priority Mortgage Notes,” and together with the First Priority Mortgage Notes, the “TCH Notes”).

In connection with the TCH Note Offering, Donald J. Trump purchased in a concurrent private offering, $15.0 million aggregate principal amount of additional Second Priority Mortgage Notes at the same purchase price at which the initial purchasers purchased the Second Priority Mortgage Notes. See “Certain Relationships and Related Transactions; Second Priority Mortgage Notes.”

The TCH Notes are guaranteed on a secured basis, subject to certain exceptions and exclusions, by the subsidiaries of TCH, including Trump Marina Associates, L.P. (f/k/a Trump’s Castle Associates, L.P.), the owner of Trump Marina Casino Resort in Atlantic City, New Jersey; Trump Indiana, Inc., the owner of the Trump Indiana Riverboat Casino in Gary, Indiana, and THCR Management Services, LLC, the manager of Trump 29 Casino located in the Palm Springs, California area.

The net proceeds of the TCH Note Offering, approximately $448 million, together with cash on hand, were used to redeem and retire indebtedness of the TCH subsidiary guarantors (aggregating approximately $346.9 million principal amount) and $96.9 million principal amount of Trump Hotels & Casino Resorts Holdings, L.P.’s, or THCR Holdings, 15.5% Senior Secured Notes due 2005, or the THCR Holdings Senior Notes. The TCH Note Offering could not have been consummated unless the THCR Holdings Senior Notes were retired since the Trustee for such notes held the capital stock and equity interests in the subsidiary guarantors as collateral security for the THCR Holdings Senior Notes. The THCR Holdings Senior Notes owned by non-affiliates of the Company (approximately $92.8 million principal amount) were purchased or called for redemption by THCR Holdings on March 25, 2003 at a price equal to their optional redemption price of 102.583% of their face amount, plus accrued interest thereon to the date of payment.

Purchase Agreement Transaction

Donald J. Trump was the owner of $16.7 million principal amount of THCR Holdings Senior Notes that he had acquired through open market purchases. Mr. Trump would have preferred to receive cash in exchange for the sale of these notes on the same terms as other holders (102.583% of their face amount, plus accrued interest thereon to the date of payment). It did not appear to the Company, however, that capital market conditions would permit a portion of the net proceeds of the TCH Note Offering to be used for such purpose. Consequently, in order to facilitate the TCH Note Offering, Mr. Trump was willing to enter into a note purchase agreement (the “Purchase Agreement”) with THCR Holdings pursuant to which Mr. Trump agreed to sell $16.7 million principal amount of THCR Holdings Senior Notes to the issuer thereof in exchange for 1,500 shares of Series A Preferred Stock (having an aggregate liquidation preference of $15 million), plus a cash amount equal to $1.7 million, plus the applicable redemption premium of 2.583% (approximately $432,000) and accrued interest of approximately $0.7 million on the entire $16.7 million principal amount of THCR Holdings Senior Notes sold by Mr. Trump. See “Certain Relationships and Related Transactions; Purchase of THCR Holdings Senior Notes from

Mr. Trump.” The terms and provisions of the Purchase Agreement were negotiated and approved by the Special Committee of the Board of Directors of the Company. Donald J. Trump is not a member of the Special Committee and did not participate in the deliberations of such committee concerning the terms of the Purchase Agreement. The Special Committee determined that the value of the consideration payable to Mr. Trump for the THCR Holdings Senior Notes under the Purchase Agreement was fair to the Company from a financial point of view and recommended that the Board of Directors approve the Purchase Agreement. The Board of Directors unanimously approved the Note Purchase Agreement with Mr. Trump abstaining from this vote.

Among the factors considered by the Special Committee and the Board in determining the terms of the Purchase Agreement, including exchange features thereof, were the following:

•	the valuation of the Company and its securities, including the advice of an independent investment bank knowledgeable on valuation matters;

•	the consequences to the Company of not consummating the TCH Note Offering, including:

➢	the likely adverse impact of a going concern qualification in the report of the Company’s independent auditors relating to the 2002 financial statements that would have resulted if the TCH Note Offering had not been concluded, and the likelihood of completing an alternative financing under such circumstances;

➢	the consequences of an event of default if certain subsidiary indebtedness was not refinanced prior to its maturity in November, 2003; and

➢	the potential adverse impact on the Company’s ongoing regulatory license renewal process;

•	the willingness of Mr. Trump to accept capital stock of the Company in lieu of cash (which was paid to non-affiliated holders) in exchange for the THCR Holdings Senior Notes owned by him and the importance of this to the success of the TCH Note Offering; and

•	other information deemed relevant.

Preferred Stock Terms

The Series A Preferred Stock has a liquidation preference of $10,000 per share, pays no dividends and has no voting rights. Under the Purchase Agreement, the Company has agreed to exchange the Series A Preferred Stock for Common Stock on the basis of an exchange of $1.90 per share of Common Stock (the closing trading price of the Company’s Common Stock on March 18, 2003) such that the 1,500 shares of Series A Preferred Stock (having an aggregate liquidation preference of $15 million) are exchangeable for a total of 7,894,737 shares of Common Stock (subject to customary anti-dilution adjustments).

Consequences of the Vote

Pursuant to the listing standards of the New York Stock Exchange, the issuance of the Common Stock in exchange for the Series A Preferred Stock requires approval from the holders of a majority of votes cast, in person or by proxy, at the Annual Meeting.

If the stockholders approve the proposal to issue Common Stock in exchange for the Series A Preferred Stock, and Mr. Trump exchanges the Series A Preferred Stock for Common Stock, his ownership of the Common Stock of the Company on a fully diluted basis would increase from approximately 47.00% to 56.19% of the amount outstanding (assuming full conversion of Mr. Trump’s limited partnership interests in THCR Holdings and his exercise of options currently exercisable or exercisable within 60 days). At this level of ownership and voting power, Mr. Trump, who already possesses substantial voting power, would be able to elect the entire Board of Directors of the Company without regard to the votes of any other stockholders. In addition, he would also control any other stockholder actions that requires the vote of a majority of the outstanding Common Stock, including amendments to the certificate of incorporation and bylaws of the Company, approval of a plan of merger or consolidation involving the Company, the sale of substantial assets, a plan of liquidation and other matters. Mr. Trump has advised the Company that he does not have any plans or intentions to propose or effect any transactions of this type. In addition, the various indentures pursuant to which the Company’s subsidiaries are party restrict such transactions.

If the required stockholder vote is not obtained, the Series A Preferred Stock will remain outstanding. The Company has agreed to continue to resubmit the proposal to stockholders at successive meetings until such time as it is approved.

Mr. Trump has advised the Company that he intends to vote “FOR” this proposal. He has further advised the Board that, if the proposal is approved, he intends to exchange all Series A Preferred Stock for Common Stock at the earliest practicable date.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

Our Board of Directors, acting on the recommendation of its Audit Committee, has appointed Ernst & Young LLP, a firm of independent public auditors, as our independent public auditors to examine and report to stockholders on the consolidated financial statements of our Company and its subsidiaries for the year ending December 31, 2003. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

The action of the Board of Directors in appointing Ernst & Young LLP as the Company’s independent public auditors for the year ending December 31, 2003 will be ratified upon an affirmative vote of the holders of a majority of shares of our Common Stock present in person or represented by proxy at the Annual Meeting, excluding abstentions.

On June 3, 2002, we dismissed our independent auditors, Arthur Andersen LLP (“Andersen”), and engaged the services of Ernst & Young LLP as our new independent auditors. This action followed the entry of an order effective May 15, 2002 of the New Jersey Casino Control Commission prohibiting New Jersey casino licensees, and their holding companies, from conducting business directly or indirectly with Andersen. Our Board of Directors and Audit Committee participated in and approved the decision to dismiss Andersen and engage Ernst & Young LLP.

During the two years ended December 31, 2000 and 2001 and the subsequent period through June 3, 2002, there were no disagreements between us and Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our two fiscal years ended December 31, 2001 and 2002 or the subsequent period through June 3, 2002.

The reports of Andersen on our consolidated financial statements and the financial statements of Trump AC and Trump’s Castle Associates, L.P. (now known as Trump Marina Associates, L.P.) as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The Company reported the preceding information concerning the dismissal of Andersen in a Form 8-K filed with the SEC on June 4, 2002.

In its letter, dated June 3, 2002, to the Office of the Chief Accountant of the Securities and Exchange Commission (the “SEC”), a copy of which was filed as an exhibit to our Form 8-K, Andersen stated that it agreed with our statements made in the Form 8-K.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3 RATIFYING THE APPOINTMENT OF THE COMPANY’S INDEPENDENT PUBLIC AUDITORS FOR THE 2003 FISCAL YEAR.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent public auditors is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider the retention of that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

OTHER MATTERS AT THE MEETING

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this Report by reference therein.

To the Board of Directors of Trump Hotels & Casino Resorts, Inc.:

The responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and regulatory compliance. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent auditors. The Audit Committee fulfills its responsibilities through periodic meetings with the Company’s independent auditors, internal auditors and management. During 2002, the Audit Committee met fourteen times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer, the independent auditors and in-house counsel prior to public release.

The Audit Committee monitors matters related to the independence of Ernst & Young LLP. The Audit Committee received a letter from Ernst & Young LLP containing a description of all relationships between the auditors and the Company. The Audit Committee has satisfied itself as to the auditors’ independence. Ernst & Young LLP has also confirmed in a letter to the Company that in its judgment, it is independent of the Company within the requirements of Independence Standards (IBS) Standard No. 1, Independence Discussion with Audit Committees.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002 with management and the independent auditors. Management has the responsibility for the preparation and integrity of the Company’s financial statements, the financial process, the system of internal controls and of the financial information presented in reports. The independent auditors have responsibility for performing independent audits of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

Based on the above-mentioned reviews, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

The Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee recommends the reappointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.

AUDIT COMMITTEE:

Wallace B. Askins

Don M. Thomas

Peter M. Ryan

Robert J. McGuire

FEES PAID TO ERNST & YOUNG LLP

The following table show the fees paid or accrued by the Company for audit and other services provided by Ernst & Young LLP during 2002:

Audit Fees for Audit of 2002 Financial Statements (1):	$700,000
Financial Information Systems Design and Implementation Fees (2):	$-0-
Audit-Related Fees (3):	$53,523
Tax Matters (4):	$749,000
All Other Fees:	$-0-
Total:	$1,502,523

(1)	Includes professional services rendered in connection with the audit of the Company’s and its subsidiaries’ financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company’s and its subsidiaries’ Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2002.
(2)	Ernst & Young LLP did not provide the Company or its subsidiaries with any professional services in connection with the design and implementation of financial information systems during the fiscal year ended December 31, 2002.
(3)	Includes services rendered in connection with the audit of the Company’s employee benefit plan and other accounting advice.
(4)	Includes services related to complete the Company’s 2001 tax returns (which the Company engaged Ernst & Young to complete these returns as the previous professional services provider could not complete them), to complete the 2002 tax returns, and for tax planning and other consulting services rendered to the Company during fiscal 2002.

EXECUTIVE OFFICER COMPENSATION

The Summary Compensation Table below sets forth certain compensation information concerning the Company’s Chief Executive Officer and our four additional most highly compensated executive officers during the periods presented.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Options (1)	All Other Compensation

Donald J. Trump Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	$ $ $	1,500,000 1,500,000 1,250,000		— — —	500,000 500,000 500,000	$ $ $	3,888,927 2,417,541 2,414,266	(2) (2) (2)

Mark A. Brown Chief Operating Officer	2002 2001 2000	$ $ $	1,128,608 1,146,462 807,657	$ $	350,000 — 175,036	50,000 — —	$ $ $	5,066 4,500 4,500	(3) (3) (3)

Robert M. Pickus Exec. VP, Sec’y and General Counsel	2002 2001 2000	$ $ $	381,468 360,175 338,790		$100,000 — —	30,000 — —	$ $ $	4,714 4,500 4,500	(3) (3) (3)

Francis X. McCarthy, Jr. Exec. VP of Corp. Fin. and Chief Financial Officer	2002 2001 2000	$ $ $	379,917 354,186 333,120		$100,000 — —	30,000 — —	$ $ $	5,500 5,100 4,800	(3) (3) (3)

Joseph A. Fusco Exec. VP, Gov’t Affairs	2002 2001 2000	$ $ $	386,069 356,700 335,639		$100,000 — —	30,000 — —	$ $ $	5,500 5,100 4,800	(3) (3) (3)

(1)	Options granted under the 1995 Stock Plan. Options granted in 2002 vest in five equal installments, one-fifth on the date of grant and on each of the first four anniversary dates of the date of grant. Options granted in 2001 and 2000 vest in three equal installments, one-third on the date of grant and on each of the first two anniversary dates of the date of grant.
(2)	The amounts listed in 2002, 2001 and 2000 include $3.454 million, $2.207 million and $2.306 million, respectively, recorded pursuant to the Castle Services Agreement (as defined herein) in addition to reimbursement of expenses pursuant to the Executive Agreement, as amended, between Mr. Trump and THCR and THCR Holdings. The Castle Services Agreement was terminated in connection with the TCH Note Offering as of December 31, 2002. See “Executive Compensation; Employment Agreements, Termination of Employment and Change-in-Control Arrangements” and “Executive Compensation; Compensation Committee Interlocks and Insider Participation; Castle Services Agreement.”
(3)	Represents vested and unvested contributions made by Plaza Associates, Taj Associates and/or Marina Associates to Trump Plaza Hotel and Casino Retirement Savings Plan, Trump Taj Mahal Retirement Savings Plan, Trump’s Castle Hotel and Casino Retirement Savings Plan and Trump Casino Services Retirement Savings Plan, respectively. Funds accumulated for an employee under these plans consisting of a certain percentage of the employee’s compensation plus the employer matching contributions equaling 50.0% of the participant’s contributions, are retained until termination of employment, attainment of age 59 1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.

1995 Stock Incentive Plan.    In June 1995, the Board of Directors adopted the Trump Hotels & Casino Resorts, Inc. 1995 Stock Incentive Plan (the “1995 Stock Plan”) which was subsequently approved by the stockholders of the Company. Pursuant to the 1995 Stock Plan, directors, employees and consultants of THCR and certain of its subsidiaries and affiliates who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options which are intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as stock options not intended to so qualify (“NQSOs”), stock-appreciation rights (“SARs”), stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. In 1996, THCR obtained approval from its stockholders to increase the number of shares of THCR Common Stock authorized for issuance under the 1995 Stock Plan from one million to four million. The 1995 Stock Plan is administered by the Stock Incentive Plan Committee of the Board of Directors of THCR consisting of Messrs. Trump, Askins, Ryan and Thomas (the “Stock Incentive Plan Committee”). Subject to the provisions of the 1995 Stock Plan, the Stock Incentive Plan Committee has sole discretionary authority to interpret the 1995 Stock Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award. As required by the Code, the exercise price of an ISO cannot be less than 100.0% of the fair market value of the Common Stock on the date of grant (or 110.0% in the case of an ISO granted to a stockholder who beneficially owns more than 10.0% of the Company’s outstanding voting securities) and options may not be exercisable for more than 10 years after the date of grant (or 5 years in the case of an ISO granted to a greater-than-10.0% stockholder).

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to options granted to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2002:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Option Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price	Expiration Date	Grant Date Present Value (3)

Donald J. Trump	500,000	64.1%	$2.75	April 23, 2012	$875,000
Mark A. Brown	50,000	6.4%	$2.75	April 23, 2012	$ 87,500
Robert M. Pickus	30,000	3.8%	$2.75	April 23, 2012	$ 52,500
Francis X. McCarthy, Jr.	30,000	3.8%	$2.75	April 23, 2012	$ 52,500
Joseph A. Fusco	30,000	3.8%	$2.75	April 23, 2012	$ 52,500

(1)	NQSOs granted on April 24, 2002. Options vest in five equal installments, one-fifth on the date of grant and on the first four anniversary dates of the date of grant.
(2)	Based on a total of 780,000 options granted by our Board of Directors on April 24, 2002.
(3)	Represents a fair value of approximately $1.75 per option, estimated using the Black-Scholes option-pricing model based upon the following weighted average assumptions: risk-free interest rate of 4.6%, expected life of 5 years, volatility of 74% and a dividend yield of 0%.

None of the executive officers named above exercised any stock options during the fiscal year ended December 31, 2002. The following table sets forth information concerning the fiscal year-end value of unexercised options provided on an aggregate basis.

FISCAL YEAR OPTION VALUE

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
	Exercisable	Unexercisable	Exercisable		Unexercisable

Donald J. Trump	1,433,334	566,666	$133,333		$66,667
Mark A. Brown	18,000	40,000	–	(1)	–	(1)
Robert M. Pickus	36,000	24,000	–	(1)	–	(1)
Francis X. McCarthy, Jr.	16,000	24,000	–	(1)	–	(1)
Joseph A. Fusco	26,000	24,000	–	(1)	–	(1)

(1)	The exercise prices of these options exceed the closing sales price of our common stock on December 31, 2002.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Donald J. Trump. During 2002, Mr. Trump served as the Chairman of the Board of Directors of THCR pursuant to an executive agreement, dated as of June 12, 1995 (the “Executive Agreement”), by and among Trump, THCR and THCR Holdings. Pursuant to the Executive Agreement, Trump has agreed to act as President and Chief Executive Officer of THCR and to provide THCR, THCR Holdings and its subsidiaries, from time to time when reasonably requested and on a non-exclusive basis, consulting services relating to marketing, advertising, promotional and other similar related services with respect to the business and operations of THCR, THCR Holdings and its subsidiaries. In consideration for Mr. Trump’s services under the Executive Agreement, Trump was paid $1.5 million per year, plus reimbursement of expenses. On December 28, 1993, Marina Associates (then known as Castle Associates) entered into a services agreement (or the Castle Services Agreement) with Trump Casinos II, Inc., or TCI-II, an entity wholly-owned by Donald J. Trump. Pursuant to the Castle Services Agreement, TCI-II agreed to provide Marina Associates consulting services on a non-exclusive basis. Upon the consummation of the TCH Note Offering, Mr. Trump caused TCI-II to terminate the Castle Services Agreement under which TCI-II received the payments described as “All Other Compensation” in the Summary Compensation Table.

In consideration of Mr. Trump agreeing to terminate the Castle Services Agreement, the Company determined, prior to the consummation of the TCH Note Offering, to revisit Mr. Trump’s compensation arrangements. On April 10, 2003, Mr. Trump, THCR and THCR Holdings entered into an Amended and Restated Executive Agreement (or the Amended Executive Agreement). The Amended Executive Agreement amends and restates the Executive Agreement and is effective as of January 1, 2003. Pursuant to the Amended Executive Agreement, Mr. Trump has agreed to act as the President and Chief Executive Officer of THCR and its subsidiaries, if requested. THCR has agreed to nominate Mr. Trump to serve as a director of THCR and, if elected, to appoint him as its Chairman. The initial term of the Amended Executive Agreement is three years and, thereafter, it is automatically extended so that the remaining term on any date is always three years, until such time during such rolling term that either party gives written notice to the other of its election not to continue extending such term, in which case the term shall end three years from the date on which such notice is given. THCR can terminate the Amended Executive Agreement if Mr. Trump fails to maintain various material casino gaming licenses and authorizations and the loss of such licenses has a material adverse effect on THCR and its subsidiaries.

Under the Amended Executive Agreement, Mr. Trump’s annual base salary is $1.5 million per year, beginning January 1, 2003. In addition, from and after January 1, 2003, Mr. Trump will be paid additional fixed compensation of $1.5 million per year if the Company achieves consolidated EBITDA (as defined) of $270 million in any year and incentive compensation equal to 5.0% of THCR’s consolidated EBITDA in excess of $270 million. The term “Consolidated EBITDA” means, with respect to the Company and its consolidated subsidiaries, for any period, an amount equal to the sum of (i) the net income (or loss) of the Company and its consolidated subsidiaries for such period determined in accordance with generally accepted accounting principles, consistently applied, excluding any extraordinary, unusual or non-recurring gains or losses, plus (ii) all amounts deducted in computing such net income (or loss) in respect of interest (including the imputed interest portions of rentals under capitalized leases), depreciation, amortization and taxes based upon or measured by income, plus (iii) other non-cash charges arising from market value adjustments and adjustments pertaining to contributions of deposits in each case in respect of CRDA Bonds. Additional fixed compensation and incentive compensation for a given year shall not be deducted in determining net income of the Company for such year.

Mark A. Brown.    Mr. Brown serves as the President and Chief Executive Officer of Plaza Associates, Taj Associates, Marina Associates and Trump Indiana, Inc. (collectively referred to as the Trump Entities) pursuant to an employment agreement, dated August 2, 2000, or the Brown Employment Agreement, by and among Mr. Brown and Taj Associates. The Brown Employment Agreement, the term of which was effective as of July 1, 2000 and was extended on December 11, 2002 to expire on December 31, 2006, provides for an annual salary of (i) $1.5 million for the twelve-month period commencing January 1, 2003; (ii) $1.6 million for the twelve-month period commencing January 1, 2004; (iii) $1.7 million for the twelve-month period commencing January 1, 2005 and (iv) $1.8 million for the twelve-month period commencing January 1, 2006. The Brown Employment Agreement may be terminated by the Trump Entities for “Cause,” defined in the Brown Employment Agreement as (i) the revocation of Mr. Brown’s casino key employee license, (ii) Mr. Brown’s conviction for certain crimes, (iii) Mr. Brown’s disability or death or (iv) Mr. Brown’s breach of loyalty to the Trump Entities. Upon termination for “Cause,” Mr. Brown is entitled to receive compensation earned as of the date of termination; provided, however, that if Mr. Brown’s employment is terminated due to Mr. Brown’s disability or death, Mr. Brown or his estate, as the case may be, will be entitled to a lump sum severance payment equal to six months’ compensation based on his then current salary. Mr. Brown may terminate the Brown Employment Agreement at any time following a “Change of Control,” effective on the 30th day after such effective notice, and Mr. Brown shall be entitled to receive a lump sum payment for the full amount of unpaid compensation for the full term of the Brown Employment Agreement. “Change of Control” is defined in the Brown Employment Agreement as (i) the acquisition of (x) the Trump Entities or (y) more than 35.0% of our common stock, or equivalent limited partnership interests, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of Trump Entities. Also, in the event Mr. Brown is transferred to a position located outside of Atlantic City, New Jersey, Mr. Brown shall have the right to terminate the Brown Employment Agreement within seven days of the occurrence of such transfer and shall be entitled to receive a severance payment equal to three months’ compensation based on his then current salary. During the term of the Brown Employment Agreement, Mr. Brown has agreed not to obtain employment for or on behalf of any other casino hotel located in Atlantic City, New Jersey.

Robert M. Pickus.    Mr. Pickus serves as Executive Vice President and General Counsel of THCR, THCR Holdings and Trump AC (collectively, the Trump Companies) pursuant to an employment agreement, dated April 17, 2000, or the Pickus Employment Agreement. The Pickus Employment Agreement, as amended, expires on December 31, 2006 and provides for annual base salary of $400,000, which shall be increased at a rate not less than 5.0% per annum commencing January 1, 2004, and a discretionary bonus. The Pickus Employment Agreement may be terminated by the Trump Companies for “Cause,” defined in the Pickus Employment Agreement as (i) the revocation of Mr. Pickus’ casino key employee license, (ii) Mr. Pickus’ conviction for certain crimes, (iii) Mr. Pickus’ disability or death or (iv) Mr. Pickus’ breach of his duty to the Trump Companies. Upon termination for “Cause,” Mr. Pickus is entitled to receive compensation accrued yet unpaid as of the date of termination. Mr. Pickus may terminate the Pickus Employment Agreement at any time following a “Change of Control,” effective on the 30th day after such effective notice, and Mr. Pickus shall be entitled to receive a lump sum payment for the full amount of unpaid compensation for the full term of the Pickus Employment Agreement. The Pickus Employment Agreement defines “Change of Control” as (i) the acquisition of (x) the Trump Companies or (y) more than 35.0% of our common stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. During the term of the Pickus Employment Agreement, Mr. Pickus has agreed to devote his full time, attention and efforts to the Trump Companies, and not to accept employment, either as an employee, consultant or independent contractor, with any other casino hotel located in Atlantic City, New Jersey. Mr. Pickus has also agreed not to consult with or otherwise engage, either directly or indirectly, in any other activities of a business nature for any other person or entity without the Trump Companies’ prior written consent.

Francis X. McCarthy, Jr.    Mr. McCarthy serves as Executive Vice President of Corporate Finance of the Trump Companies pursuant to an employment agreement, dated April 17, 2000, or the McCarthy Employment Agreement. The McCarthy Employment Agreement, as amended, expires on December 31, 2006 and provides for annual base salary of $400,000, which shall be increased at a rate not less than 5.0% per annum commencing January 1, 2004, and a discretionary bonus. The McCarthy Employment Agreement may be terminated for “Cause,” defined in the McCarthy Employment Agreement as (i) the revocation of Mr. McCarthy’s casino key employee license, (ii) Mr. McCarthy’s conviction for certain crimes, (iii) Mr. McCarthy’s disability or death or (iv) the breach by Mr. McCarthy of his duty to the Trump Companies. Upon termination for “Cause,” Mr. McCarthy is entitled to receive compensation accrued yet unpaid as of the date of termination. Mr. McCarthy may terminate the McCarthy Employment Agreement at any time following a “Change of Control,” effective on the 30th day after such effective notice, and Mr. McCarthy shall be entitled to receive a lump sum payment of the full amount of the unpaid compensation for the full term of the McCarthy Employment Agreement. The McCarthy Employment Agreement defines “Change of Control” as (i) the acquisition of (x) the Trump Companies or (y) more than 35.0% of our common stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. During the term of the McCarthy Employment Agreement, Mr. McCarthy has agreed to devote his full time, attention and efforts to the Trump Companies, and not to accept employment, either as an employee, consultant or independent contractor, with any other casino hotel located in Atlantic City, New Jersey. Mr. McCarthy has also agreed not to consult with or otherwise engage, either directly or indirectly, in any other activities of a business nature for any other person or entity without the Trump Companies’ prior written consent.

Joseph A. Fusco.    Mr. Fusco serves as Executive Vice President of Government Affairs of the Trump Companies pursuant to an employment agreement, dated April 17, 2000, or the Fusco Employment Agreement. The Fusco Employment Agreement, as amended, expires on December 31, 2006 and provides for annual base salary of $400,000, which shall be increased at a rate not less than 5.0% per annum commencing January 1, 2004, and a discretionary bonus. The Fusco Employment Agreement may be terminated for “Cause,” defined in the Fusco Employment Agreement as (i) the revocation of Mr. Fusco’s casino key employee license, (ii) Mr. Fusco’s conviction for certain crimes, (iii) Mr. Fusco’s disability or death or (iv) the breach by Mr. Fusco of his duty to the Trump Companies. Upon termination for “Cause,” Mr. Fusco is entitled to receive compensation accrued yet unpaid as of the date of termination. Mr. Fusco may terminate the Fusco Employment Agreement at any time following a “Change of Control,” effective on the 30th day after such notice and Mr. Fusco shall be entitled to receive a lump sum payment of the full amount of the unpaid compensation for the full term of the Fusco Employment Agreement. The Fusco Employment Agreement defines “Change of Control” as (i) the acquisition of (x) the Trump Companies or (y) more than 35.0% of our common stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. During the term of the Fusco Employment Agreement, Mr. Fusco has agreed to devote his full time, attention and efforts to the Trump Companies, and not to accept employment, either as an employee, consultant or independent contractor, with any other casino hotel located in Atlantic City, New Jersey. Mr. Fusco has also agreed not to consult with or otherwise engage, either directly or indirectly, in any other activities of a business nature for any other person or entity without the Trump Companies’ prior written consent.

Compensation Committee and Stock Incentive Plan Committee Report on Executive Compensation

The Compensation Committee, composed entirely of independent directors, is responsible for reviewing the compensation of our executive officers, including the executive officers named in the Summary Compensation Table. The Stock Incentive Plan Committee is responsible for determining awards under the 1995 Stock Plan.

Compensation Philosophy.    The Company’s compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program ensures the Board of Directors and Stockholders that (i) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (ii) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements and are of the highest quality.

The Company’s executive compensation program consists of two key elements: (i) an annual compensation component composed of base salary and bonus and (ii) a long-term compensation component composed of equity-based awards pursuant to the 1995 Stock Plan.

Annual Compensation.    The Compensation Committee generally targets annual salary and bonus levels to be competitive with other similarly sized entities in the casino entertainment industry. Base salaries are determined by evaluating the responsibilities associated with the position being evaluated and the individual’s overall level of experience. Annual salary adjustments are made by giving consideration to the Company’s performance and the individual’s contribution to that performance.

Bonuses are based on the Compensation Committee’s assessment of the Company’s performance and an individual’s contribution to that performance. Corporate performance is measured by various quantitative and qualitative factors. The primary quantitative factors that will be reviewed by the Compensation Committee include such performance measures as net income and return on average common stockholders’ equity, both as absolute measures and relative to previous years. Significant qualitative factors that will be evaluated by the Compensation Committee include the Company’s performance in relation to industry performance, progress toward achievement of the Company’s long-term business goals, the quality of the Company’s earnings and the overall business and economic environment. The Compensation Committee believes that, in accordance with its exercise of sound business judgment, the determination of annual salary and bonus levels is inherently subjective and must include a review of all relevant information, with no predetermined weight given to any of the factors considered.

All of the Company’s executive officers named in the Summary Compensation Table are currently under employment contracts. The annual salary for these individuals is set by the terms of their employment contracts and any increases in annual salary are determined in the discretion of the Compensation Committee. See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

CEO Compensation. Mr. Trump is compensated pursuant to the terms of the Executive Agreement. In consideration for Mr. Trump’s services rendered pursuant to the Trump Executive Agreement, Trump received a salary of $1.0 million per year through June 30, 2000, plus reimbursement of expenses. Effective July 1, 2000, upon Mr. Trump’s appointment as President and Chief Executive Officer of THCR, the fee was increased to $1.5 million per year. Pursuant to the terms of the Trump Executive Agreement, Mr. Trump provides to THCR and its subsidiaries, from time to time, when reasonably requested, marketing, advertising, professional and other similar and related services with respect to the operation and business of THCR. On April 24, 2002, the Board of Directors granted to Mr. Trump a ten-year option to acquire 500,000 shares of Common Stock at a purchase price of $2.75 per share. The option vests in five equal installments, one-fifth (or 100,000) on the date of grant and one-fifth on each of the first four anniversary dates of the date of grant, provided that with each installment, Mr. Trump’s employment with THCR has not been terminated prior to the installment date.

Upon the consummation of the TCH Note Offering, Mr. Trump caused TCI-II to terminate the Castle Services Agreement under which TCI-II received the payments described as “All Other Compensation” in the Summary Compensation Table. The Company and Mr. Trump recently restructured his compensation arrangements. See “Executive Officer Compensation — Employment Agreements, Termination of Employment and Change-in-Control Agreements.”

Long-Term Compensation. In order to align stockholder and executive officer interests, the long-term component of the Company’s executive compensation program utilizes equity-based awards whose value is directly related to the value of the Common Stock. These equity-based awards will be granted by the Stock Incentive Plan Committee pursuant to the 1995 Stock Plan. Individuals to whom equity-based awards are to be granted and the amount of Common Stock related to equity-based awards will be determined solely at the discretion of the Stock Incentive Plan Committee. Because individual equity-based award levels will be based on a subjective evaluation of each individual’s overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1.0 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m) of the Code. The 1995 Stock Plan is designed to allow for the grant of equity-based awards that are performance-based and therefore exempt from the application of Section 162(m) of the Code. While the Compensation Committee considers the deductibility of senior management compensation in making its decisions, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and the stockholders, which may be based on considerations in addition to Section 162(m) of the Code.

COMPENSATION COMMITTEE:	STOCK INCENTIVE PLAN COMMITTEE:

Wallace B. Askins	Donald J. Trump
Don M. Thomas	Wallace B. Askins
Don M. Thomas
Peter M. Ryan

Performance of Our Common Stock

The line graph and chart below compare the total cumulative return of our Common Stock to Standard & Poor’s 500 Stock Index and the Dow Jones Entertainment & Leisure-Casinos Index. The graph and chart are based on an initial investment of $100 on December 31, 1997 in each of the Common Stock and the foregoing indices and assumes the reinvestment of dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG TRUMP HOTELS & CASINO RESORTS, INC., THE S&P 500 INDEX

AND THE DOW JONES CASINOS INDEX

	Cumulative Total Return
	12/1997	12/1998	12/1999	12/2000	12/2001	12/2002

DJT	$100.00	$56.07	$50.47	$28.04	$17.20	$38.88
S&P 500	$100.00	$128.58	$155.94	$141.46	$124.65	$97.10
Dow Jones U.S. Casinos	$100.00	$71.55	$110.14	$120.42	$132.70	$146.04

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Affiliated party transactions are governed by the Delaware General Corporation Law, a settlement agreement pertaining to our acquisition of Trump Marina in 1996 and by the indentures governing our public indebtedness. Generally, affiliated party transactions are required to be on terms as favorable as they would be with unaffiliated parties, and require the approval of our Special Committee.

Described below are brief descriptions of transactions, or series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transaction or similar transactions, to which we (or any of our subsidiaries) were or are to be a party, in which the amount exceeds $60,000 and in which any of our directors, executive officers, security holders who beneficially own more than five percent of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest:

•	Trump Tower Lease. We lease office space in Trump Tower located in New York, New York for general, executive and administrative purposes pursuant to a lease, dated November 1, 1996, as amended, with Trump Tower Commercial, LLC, an entity owned by Donald J. Trump. The lease expires on August 31, 2010. The annual rent, payable in equal monthly installments, during the three-year period from September 1, 2000 to August 31, 2003 is $64,655. The annual rent for the subsequent three year period is $68,459. The annual rent during the last four-year period is $72,262. According to the lease, we are also obligated to pay imposed property taxes and porters wage escalation increases. During the year ended December 31, 2002, we incurred and paid $3,095 in property taxes and wage escalation increases. See “Properties; New York City.”

•	Use of Trump’s Facilities. Beginning in late 1997, the Trump Atlantic City Properties began to utilize certain facilities owned by Trump to entertain high-end customers. Management believes that the ability to utilize these facilities enhances THCR’s revenues. During the fiscal year ended December 31, 2002, THCR incurred approximately $0.8 million in customer and management costs associated with utilizing these facilities. In exchange for having Trump’s personal airplane available to customers of the Trump Atlantic City Properties, THCR incurred pilot costs of approximately $0.3 million for the fiscal year ended December 31, 2002.

•	Castle Services Agreement. On December 28, 1993, Marina Associates (then known as Trump’s Castle Associates, L.P.) entered into a services agreement, or the Castle Services Agreement, with Trump Casinos II, Inc., or TCI-II, an entity wholly-owned by Mr. Trump. Pursuant to the Castle Services Agreement, TCI-II agreed to provide Marina Associates consulting services on a non-exclusive basis, relating to marketing, advertising, promotion and other services regarding the business and operations of Marina Associates, in exchange for certain fees to be paid in those years in which EBITDA exceeds prescribed amounts, as discussed below. For purposes of calculating the fees pursuant to the Castle Services Agreement, EBITDA represents income from operations before depreciation, amortization, refinancing costs and the non-cash write-downs of CRDA investments.

Under the Castle Services Agreement, the Partnership was required to pay TCI-II an annual fee of $1.5 million for each year in which EBITDA exceeded $50 million. If EBITDA in any fiscal year did not exceed such amount, no annual fee was due. In addition to the annual fee, TCI-II was entitled to receive an incentive fee in an amount equal to 10.0% of EBITDA in excess of $45 million for such fiscal year. Pursuant to the Castle Services Agreement, Mr. Trump earned approximately $2.3 million, $2.2 million and $3.5 million, based on Marina Associates’ EBITDA for the years ended December 31, 2000, 2001 and 2002, respectively. In connection with the TCH Note Offering, Mr. Trump terminated the Castle Services Agreement as of December 31, 2002. Subsequently, the Company and Mr. Trump entered into the Amended Executive Agreement that is effective as of January 1, 2003. See “Executive Compensation; Employment Agreements, Termination of Employment and Change-in-Control Arrangements; Donald J. Trump.”

•	Trademark License Agreement. Subject to certain restrictions, we have the exclusive world-wide right to use the “Trump” name and Mr. Trump’s likeness in connection with gaming and related activities pursuant to a trademark license agreement, dated June 12, 1995, and the amendments thereto, between Mr. Trump, as licensor, and THCR, as licensee. Pursuant to the license agreement, we are permitted to use the names “Trump,” “Donald J. Trump” and variations thereof, otherwise collectively referred to as the Trump Names, and related intellectual property rights, in connection with casino and gaming activities and related services and products. We, in turn, allow our subsidiaries to use the Trump Names under various parol licenses which do not create enforceable licenses. The license agreement, however, does not restrict Mr. Trump’s right to use or further license the Trump Names in connection with services and products other than casino services and related products. Under the trademark license agreement, THCR and Mr. Trump have agreed to indemnify each other against any damages, liability, costs, claims, fees, obligations or expenses, including reasonable attorney’s fees and expenses incurred in defense of any action under the trademark license agreement, provided, however, that the obligation to indemnify and hold the other party harmless shall not include any losses arising out of gross negligence, bad faith or willful misconduct of the other party. See “Business; Certain Agreements; Trademark License Agreement.”

•	Purchase of THCR Holdings Senior Notes from Mr. Trump. The net proceeds of the TCH Note Offering were used to acquire, redeem or repay certain of our subsidiaries’ debt, including $96.9 million aggregate principal amount (including call premium) of THCR Holdings Senior Notes, $1.7 million of which was held by Mr. Trump. THCR Holdings also acquired an additional $15.0 million principal amount of THCR Holdings Senior Notes on the closing date of the TCH Note Offering in a private transaction with Donald J. Trump. The purchase price for the $16.7 million aggregate principal amount of THCR Holdings Senior Notes acquired from Mr. Trump consisted of 1,500 shares of Series A Preferred Stock of THCR valued at $15.0 million, plus a cash amount equal to $1.7 million, plus the applicable redemption premium of 2.583% (approximately $432,000) and accrued interest of approximately $0.7 million on the entire $16.7 million of THCR Holdings Senior Notes being purchased from Mr. Trump. See “Business; Recent Events; TCH Note Offering.”

•	Second Priority Mortgage Notes. In connection with the TCH Note Offering, Donald J. Trump, purchased, in a concurrent private offering, $15.0 million aggregate principal amount of additional Second Priority Mortgage Notes at the same purchase price at which the initial purchasers purchased the Second Priority Mortgage Notes. A portion of the funds required by Mr. Trump to purchase such Second Priority Mortgages Notes was obtained through a loan with an affiliate of UBS Warburg LLC, one of the initial purchasers of the TCH Notes.

•	Miss Universe LP., LLLP. In January 2002, THCR Holdings acquired a 0.5% general partnership interest and a 24.5% limited partnership interest in Miss Universe L.P., LLLP (“Miss Universe”) from Mr. Trump. This interest was acquired in connection with the settlement of litigation. Mr. Trump and a non-affiliated third party own the remaining partnership interests in Miss Universe.

•	Riviera Holdings Corporation. On July 1, 2002, consistent with the Contribution Agreement, dated June 12, 1995, between Mr. Trump and THCR Holdings. Mr. Trump purchased, for his own account, 350,000 shares of common stock of Riviera Holdings Corporation (“Riviera”), a Nevada corporation which through its wholly-owned subsidiaries owns and operates the Riviera Hotel & Casino located in Las Vegas, Nevada and Riviera Black Hawk Casino located in Black Hawk, Colorado. The source of the funds was Mr. Trump’s personal resources. On July 10, 2002, Mr. Trump granted THCR Holdings, at no cost, an option to purchase his 350,000 shares of Riviera’s common stock until December 31, 2003 at an exercise price equal to the greater of (i) Mr. Trump’s cost of acquiring the shares ($2,275,000 plus incurred brokerage fees and commissions) and (ii) the fair market value of the shares based upon the 20 trading day average closing price of Riviera’s common stock as reported on the American Stock Exchange preceding the exercise of the option.

On December 26, 2002, Mr. Trump purchased an additional 8,000 shares of Riviera’s common stock for an aggregate purchase price of $37,970, net of brokerage commissions. The source of the funds was

Mr. Trump’s personal resources. Also on December 26, 2002, Mr. Trump granted, at no cost, THCR Holdings an option to purchase the 8,000 shares on the same terms as the original option.

  THCR Holdings and THCR, by virtue of being the general partner of THCR Holdings, may be deemed to beneficially own the Riviera shares underlying the options granted by Trump to THCR Holdings. On July 10, 2002, Mr. Trump and THCR Holdings jointly filed a Schedule 13D with the SEC regarding Mr. Trump’s initial purchase of the Riviera shares and his option grant to THCR Holdings. On December 27, 2002, Mr. Trump, THCR Holdings and THCR jointly filed an amendment to the original Schedule 13D with the SEC regarding Mr. Trump’s additional purchase of Riviera shares and option grant to THCR Holdings. Also on December 27, 2002, Mr. Trump, THCR Holdings and THCR each filed a Form 3 with the SEC, therein reflecting their beneficial ownership of the Riviera’s shares.

  Mr. Trump timely filed the required filings with the Colorado Gaming Commission regarding his acquisition of the Riviera shares. Also, Mr. Trump, THCR, THCR Holdings and certain executive officers of THCR timely filed the required filings with the Nevada Gaming Commission regarding the Riviera shares and options. As stated in his originally filed Schedule 13D and the amendment thereto, Mr. Trump acquired the Riviera shares for investment purposes only.

•	Indemnification Agreements. In connection with our acquisition of the Trump Taj Mahal in 1996, Trump AC agreed to indemnify Messrs. Pickus and Burke, the former officers and directors of our subsidiaries, THCR Holding Corp. and THCR/LP (the “Taj Indemnified Parties”). In addition, THCR agreed, and agreed to cause THCR Holding Corp. and THCR/LP to agree, that until April 17, 2002, unless otherwise required by law, the certificates of incorporation and bylaws of THCR Holding Corp. and THCR/LP shall not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the former directors, officers and employees of THCR Holding Corp. and THCR/LP or the ability of THCR Holding Corp. or THCR/LP to indemnify such persons, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, Trump AC also agreed to purchase and maintain in effect, until April 17, 2002, directors’ and officers’ liability insurance policies covering the Taj Indemnified Parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely upon our review of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, or the Exchange Act, during our most recent fiscal year and Form 5 and amendments thereto furnished to us with respect to our most recent fiscal year, no director, officer, beneficial owner of more than 10 percent of any class of our equity securities registered pursuant Section 12 of the Exchange Act, or any other persons so required, failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.

As stated in the amendments to his Schedule 13D filed with the SEC with respect to our equity securities, Mr. Trump has stated that he may, from time to time, effect open market and privately negotiated purchases of equity and/or debt securities of THCR and/or its subsidiaries.

COSTS OF PROXY SOLICITATION

The entire cost of soliciting proxies from the stockholders will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by Directors, officers or regular employees of the Company, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. The Company has retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $16,000. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, in which case the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Any proposals of Stockholders of the Company intended to be included in the Company’s Proxy Statement and form of proxy relating to the Company’s 2004 Annual Meeting of Stockholders must be in writing and received by Robert M. Pickus, the Corporate Secretary of the Company, at the Company’s executive office located at the Trump Taj Mahal Casino Resort, 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401 no later than March 14, 2004.

In the event that the 2004 Annual Meeting of Stockholders is scheduled for a date which is not within thirty (30) days before or after June 12, 2004, in order to be timely, a stockholder proposal must be received by the Company’s Secretary no later than the earlier of: (i) the close of business on the tenth day following the date on which notice of the 2004 Annual Meeting is mailed or (ii) public disclosure of the scheduled date of the 2004 Annual Meeting is made.

Any stockholder interested in making a proposal is referred to Article II, Section 11 of the Company’s Amended and Restated Bylaws as well as Section 14a-8 promulgated under Regulation 14A of the Exchange Act.

The Company will provide to any Stockholder of record and beneficial owners as of the Record Date, without charge, upon written request to the Company’s Corporate Secretary at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 will be furnished upon request upon the payment of specified reasonable fees limited to the Company’s reasonable expenses in furnishing such exhibits.

By Order of the Board of Directors,

Robert M. Pickus Executive Vice President, Secretary and General Counsel

Annex A

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

OF

TRUMP HOTELS & CASINO RESORTS, INC.

Organization

There shall be an Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of Trump Hotels & Casino Resorts, Inc. (the “Company”) composed of three or more qualified members of the Board of Directors of the Company (the “Board”), as the Board may determine from time to time. Each Audit Committee member shall be financially literate and shall otherwise comply with the independence requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder (collectively, the “1934 Act”) and of the New York Stock Exchange, Inc. In addition, at least one member of the Audit Committee must have accounting or related financial management expertise and, to the extent practicable, shall be a “financial expert” with the meaning of the 1934 Act.

Authority; Purpose

The Audit Committee shall have the authority and duty to (i) select, appoint, dismiss, compensate and oversee the Company’s independent accounting firm, (ii) to pre-approve all auditing and non-auditing services to be provided by the Company’s independent auditors (other than non-auditing services that are de minimis); (iii) assist in the oversight of the Company’s Compliance with applicable legal and regulatory requirements; (iv) oversee the independence and qualification of the Company’s independent accounting firm; and (v) perform the responsibilities referred to below. The Audit Committee shall endeavor to maintain free and open communication between the Board of Directors, the independent auditors, internal auditors and financial management of the Company.

The Audit Committee should have a clear understanding with the independent auditors that the independent auditors must maintain an open and transparent relationship with the Audit Committee and that the independent auditors are accountable to the Audit Committee.

Responsibilities

The Audit Committee’s policies and procedures should remain flexible in order to best react to changing conditions and to help ensure that the Company’s accounting and reporting practices are in accord with all legal requirements and are of the highest quality.

In carrying out its purpose, the Audit Committee shall have the following duties and responsibilities (in addition to those set forth above and in addition to those prescribed by law):

•	Meet at least four times a year, or more often if circumstances so require, to discuss and review as appropriate (i) the Company’s annual audited consolidated financial statements and the quarterly unaudited financial statements with management and the Company’s independent accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s periodic reports filed with the Commission; (ii) earnings press releases as well as financial information and earnings guidance, if any, provided by the Company to financial analysts and rating agencies; (iii) policies with respect to risk management; and (iv) with the Company’s independent auditing firm, any audit problems or difficulties encountered by the Company’s independent accounting firm in the course of their audit work, including any restrictions on access to requested information and any significant disagreements with management.

•	Meet separately from time to time with the Company’s management, internal audit staff and independent accounting firm.

•	Set hiring policies for employees and former employees of the Company’s independent accounting firm.

•	Evaluate its own performance annually.

•	Obtain and review any and all reports by the independent accounting firm that are required to be delivered to the Audit Committee under the 1934 Act or by the rules of New York Stock Exchange.

•	As and when appropriate, the Audit Committee may obtain advice and assistance from outside legal, accounting or other advisers.

•	Establish appropriate procedures for the receipt, retention and treatment of complaints from the public regarding accounting practices and policies, internal controls or auditing matters and the confidential and anonymous submission by employees of complaints regarding questionable accounting matters.

•	Review the independence of the independent auditors and obtain from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company, including without limitation any management consulting and other arrangements in which such auditors receive fees from the Company or one of its subsidiaries. In addition, the Audit Committee shall review the extent of non-audit services provided by the independent auditors and the implications of such services on the objectivity needed for the independent audit.

•	Meet with the independent auditors and the financial management to review the scope of the audit proposed for the current year and the audit procedures to be utilized, and at its conclusion, review the audit with the Audit Committee. Upon completion of the audit and following each interim review of the Company’s financial statements, the Audit Committee should also discuss with the independent auditors all matters required to be communicated to the Audit Committee under generally accepted auditing standards, including the judgments of the independent auditors with respect to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the financial statements, and should discuss with the independent auditors any serious disputes with management that occurred during the performance of the audit.

•	Review with the independent auditors, the internal auditors, and the financial and accounting personnel, the adequacy of the accounting and financial controls, and elicit any recommendations for improvement or particular areas where augmented controls are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any activity that might be unethical or otherwise improper.

•	Review the internal audit function of the Company including the independence and authority of its reporting obligations, the audit plans proposed for the coming year, and the coordination of such plans with the work of the independent auditors.

•	Receive before each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

•	Review the financial statements contained in the annual report with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. Any year-to-year changes in accounting principles or practices should be reviewed.

•	Review filings with the Commission and other public documents that contain the Company’s financial statements.

•	Provide sufficient opportunity at each meeting for the internal and independent auditors to meet with the committee without management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the financial, accounting, and auditing personnel, and their cooperation during the audit.

•	Review from time to time the performance of the Company’s internal accounting and financial personnel and succession planning.

•	Submit the minutes of its meetings to, or discuss the matters discussed at each committee meeting with, the Board.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain professional advice for this purpose if, in its judgment, that is appropriate.

•	Supervise the Internal Audit and Surveillance Departments of the Company regarding matters of policy, purpose, responsibility and authority in accordance with appropriate statutory and regulatory requirements.

•	Review the Audit Committee Charter annually and update the Audit Committee Charter as the Audit Committee deems necessary or advisable.

•	Review from time to time with the financial management of the Company (the Chief Financial Officer and the Director of Internal Audit) the Company’s policies and procedures with respect to officers’ expense accounts and benefits, including the use of corporate assets related thereto.

•	Review from time to time the Company’s monitoring of compliance with the Company’s code of ethics and code of conduct.

TRUMP HOTELS & CASINO RESORTS, INC.

1000 Boardwalk at Virginia Avenue

Atlantic City, New Jersey 08401

PROXY FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held in the Xanadu Theater at the Trump Taj Mahal Casino Resort, 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401

At 2:00 p.m. on Thursday, June 12, 2003

The undersigned hereby appoints Robert M. Pickus and Francis X. McCarthy, Jr., and each of them (the “Proxies”), with full power of substitution, as proxies of the undersigned to vote all shares of Common Stock, par value $.01 per share, of TRUMP HOTELS & CASINO RESORTS, INC. (the “Company”), which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and at any and all adjournments or postponements thereof (the “Annual Meeting”), on the matters set forth on this proxy card (the “Proxy Card”), and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

All properly executed proxies will be voted as directed. If no instructions are indicated on a properly executed proxy, such proxy will be voted “FOR” the election of each director-nominee listed in Proposal 1 and “FOR” the approval of Proposals 2 and 3. All “ABSTAIN” votes will be counted in determining the existence of a quorum at the Annual Meeting, but will have the same effect as a vote “AGAINST” Proposals 2 and 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUMP HOTELS & CASINO RESORTS, INC.

Receipt of the Notice of Meeting and the Proxy Statement, dated April 30, 2003, is hereby acknowledged.

PLEASE SIGN AND DATE WHERE INDICATED ON THE REVERSE SIDE OF THIS PROXY CARD AND

PROMPTLY MAIL THE PROXY CARD USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

(Please complete in blue or black ink.)

PROPOSAL 1.  ELECTION OF DIRECTORS.

Nominees:    Donald J. Trump, Wallace B. Askins, Don M. Thomas, Peter M. Ryan and Robert J. McGuire

☐  FOR all Nominees (except as marked to the contrary below)    ☐  WITHHOLDING AUTHORITY as to all Nominees

INSTRUCTION:  To withhold your authority to vote for any one or more specific nominee(s), print his (their) name(s) on the line below.

Authority withheld for:

Continued on the Reverse Side

PROPOSAL 2.  AUTHORIZE ISSUANCE OF COMMON STOCK IN EXCHANGE FOR SERIES A PREFERRED STOCK.

To authorize the issuance of up to 7,894,737 shares of Common Stock, par value $.01 per share, of the Company to Donald J. Trump in exchange for 1,500 shares of Series A Preferred Stock, par value $1.00 per share, of the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3.  RATIFICATION OF AUDITORS.

To ratify the appointment of ERNST & YOUNG LLP as the independent public auditors of the Company for the 2003 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 4.  MISCELLANEOUS.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Dated:                                                 , 2003

Title or Authority:

Signature:

Signature, if held jointly:

(Joint tenants should EACH sign. Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, partner or corporate officer, please give FULL title as such.)

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.